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                              Exhibit 23.4

                  [Letterhead of Williams-Keepers, LLP]



                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement of Mercantile Bancorporation, Inc., on Form S-4 of our report dated March 15, 1996, relating to the consolidated balance sheets of First Financial Corporation of America, Inc. (First Financial) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. We also consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

Our report refers to a change in First Financial's method of accounting for income taxes in 1993, investments in 1994, and impaired loans in 1995.



/s/ Williams-Keepers, LLP

September 16, 1996
Columbia, Missouri